Exhibit 10.4

EXECUTION VERSION

CONFIDENTIAL

ASSIGNMENT AND ASSET PURCHASE AGREEMENT

by and between

SPECTRUM PHARMACEUTICALS, INC.

and

UNICYCIVE THERAPEUTICS, INC.

Dated as of September 20, 2018

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Section 9.8	Headings; Interpretation	29
Section 9.9	Independent Contractors	29
Section 9.10	Performance by Affiliates	29
Section 9.11	Waiver	29
Section 9.12	Counterparts	29
Section 9.13	Expenses	30
Section 9.14	Entire Agreement; Amendments	30

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademark Assignment

SCHEDULES

Schedule 2.2(b)	Purchased IP
Schedule 2.2(c)	Governmental Approvals
Schedule 2.2(d)	Technical Information & Records
Schedule 3.1	Fully Diluted Capital Stock Calculation
Schedule 3.2(a)	Specified Sublicensees
Schedule 5.6	Purchaser Capitalization

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ASSIGNMENT AND ASSET PURCHASE AGREEMENT

This ASSIGNMENT AND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 20, 2018 (the “Effective Date”), by and between Unicycive Therapeutics, Inc., a Delaware corporation, having a principal place of business at 5150 El Camino Real, Suite #A-32, Los Altos, CA 94022 (the “Purchaser”) and Spectrum Pharmaceuticals, Inc., a Delaware corporation, with corporate headquarters at 11500 S. Eastern Ave., Henderson, NV 89052 (the “Seller”). The Purchaser and the Seller are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller owns or controls certain rights to the following compounds: (a) lanthanum dioxycarbonate compound RenaZorb RZB 012, also known as RENALAN™ and (b) lanthanum-based nanotechnology compound known as RZB 014, also known as SPI 014 (the “Compounds”);

WHEREAS, the Purchaser is a commercial pharmaceutical company with a portfolio of products and is working to expand its commercial product profile; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all right, title, and interest in and to certain assets relating to the Compounds, for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 DEFINITIONS

The following capitalized terms have the meanings set forth in this Article 1 for purposes of this Agreement:

“Action” means any action, claim, lawsuit, legal proceeding, litigation, arbitration or mediation, or any hearing, investigation, probe, or inquiry by any Governmental Authority or other Person.

“Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means direct or indirect ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, or the power to direct the management of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Altair Agreement” means the Amended and Restated Agreement (as further amended on October 2, 2011), by and among Altair Nanomaterials, Inc., Altair Nanotechnologies, Inc. (or their respective successors in interest, if applicable) (collectively, “Altair”), and the Seller, dated as of August 4, 2009.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Bill of Sale” means the bill of sale, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are closed for business.

“Calendar Quarter” means a period of three (3) consecutive calendar months, ending on March 31, June 30, September 30, or December 31.

“C.F.R.” means the Code of Federal Regulations.

“Change of Control” means with respect to any Party (a) any sale, exchange, transfer, or issuance of, or acquisition in one transaction or a series of related transactions by one or more Third Parties of, shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls such Party, whether such sale, transfer, exchange, issuance, or acquisition is made directly or indirectly, by merger, or otherwise, or beneficially or of record, but excluding the issuance of shares in a bona fide financing transaction; (b) a merger or consolidation under Law of the Party with a Third Party in which the stockholders of the Party immediately prior to such consolidation or merger do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation, or (c) a sale or other disposition of all or substantially all of the assets of the Party to one or more Third Parties in one transaction or a series of related transactions.

“Claim” has the meaning set forth in Section 8.3.

“Closing” means the closing of the purchase and sale of the Purchased Assets, the assignment of the Altair Agreement, and assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1.

“Compounds” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 7.1.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including, without limitation, leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, confidentiality agreements, options, and warranties).

“Disclosure Schedule” means any schedule delivered by the Seller pursuant to Article 4.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, mortgage, security interest, pledge, defect, or irregularity in title, easement, rights-of-way, encroachment, servitude, right of first option, right of first refusal or similar restriction, covenant, restriction, and any other matters typically raised as exceptions in a commitment to issue a title insurance policy, or any other restriction on use, voting, transfer, or exercise of any other attribute of ownership.

“European Union” means all countries that are officially recognized as member states of the European Union at any particular time.

“Exploit” means to research, develop, import, promote, manufacture, test, use, market, distribute, sell or have sold, or otherwise dispose of a product or a process, and “Exploitation” means the act of Exploiting a product or process.

“FDA” means the U.S. Food and Drug Administration or any successor entity.

“Fundamental Representations” means, (a) with respect to the Seller, the representations and warranties of the Seller set forth in Sections 4.1, 4.2, 4.3 and 4.6, and (b) with respect to the Purchaser, the representations and warranties of the Purchaser set forth in Sections 5.1 and 5.2.

“GCP” means the then-current standards, practices, and procedures promulgated or endorsed by (a) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), Commission Directive 2005/28/EC of 8 April 2005 laying down principles and detailed guidelines for good clinical practice as regards investigational medicinal products for human use, as well as the requirements for authorisation of the manufacturing or importation of such products, and any other guidelines for good clinical practice for trials on medicinal products in the EU, (b) the FDA as set forth in 22 C.F.R. Parts 50, 56, and 312, and the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and (c) the equivalent Laws in any relevant country, in each case, including all applicable rules, regulations, orders, and guidance applicable thereto, and as each may be amended for time to time, and any successor thereto.

“GLP” means the then-current standards, practices and procedures promulgated or endorsed by (a) the European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices as well as “The rules governing medicinal products in the European Union,” Volume 3, Scientific guidelines for medicinal products for human use (ex – OECD principles of GLP), (b) the FDA’s then-current good laboratory practice standards as defined in 21 C.F.R. Part 58 and (c) the equivalent Laws in any relevant country, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended for time to time, and any successor thereto.

“GMP” means the then-current good manufacturing practices required by (a) the FDA and the provisions of 21 C.F.R. Parts 210 and 211, (b) European Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC, respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use, and (c) the principles detailed in the ICH Q7A guidelines, in each case, including all applicable rules, regulations, orders, and guidance applicable thereto, and as each may be amended for time to time, and any successor thereto.

“Governmental Approval” means any consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof (including any agency, branch, office, commission, or council), or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau, or division thereof), or any governmental arbitrator or arbitral body.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“JAMS” has the meaning set forth in Section 9.2.

“Law” means any federal, state, local, foreign, or multinational law, statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order by any Government Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liabilities” means any and all debts, costs and expenses, liabilities, and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Action, or governmental order and those arising under any Contract.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any change, circumstance, or effect that, individually or in the aggregate, would or would reasonably be expected to (a) have a materially adverse effect on the Transferred Assets taken as a whole, including the value thereof or the Purchaser’s ability to receive, operate, and develop the Transferred Assets taken as a whole free of Encumbrances pursuant hereto; provided, that none of the following changes, effects, events, circumstances, or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes or effects in general economic or financial conditions, (ii) changes in applicable Laws, (iii) changes or effects that generally affect the pharmaceutical industry, (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation, or intensification of any war, sabotage, armed hostilities, or acts of terrorism, or (v) changes or effects arising out of or attributable to the public announcement of the transactions contemplated by this Agreement or the compliance with the provisions of this Agreement; or (b) prevent or materially delay consummation of the Contemplated Transactions.

“Omitted Asset” has the meaning set forth in Section 6.4.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Patent Assignment” means the patent assignment, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

“Payment Term” has the meaning set forth in Section 3.6.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, business association, organization, Governmental Authority, a division or operating group of any of the foregoing, or other entity or organization, including any successors or assigns (by merger or otherwise) of any such entity.

“Product” means any pharmaceutical product that contains or includes either of the Compounds.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased IP” has the meaning set forth in Section 2.2(b).

“Purchaser” has the meaning set forth in the Preamble.

“Records” has the meaning set forth in Section 2.2(d).

“Regulatory Approval” means those approvals (e.g., drug approval, pricing approval, and reimbursement approval) necessary for the Exploitation of pharmaceutical products in a given country or regulatory jurisdiction.

“Regulatory Authority” means in a particular country or jurisdiction, any applicable Governmental Authority or non-Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

“Regulatory Materials” means, with respect to any pharmaceutical product in any jurisdiction, any and all regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, and/or other filings made to, received from, or otherwise conducted with, a Regulatory Authority in order to Exploit a pharmaceutical product in a particular country or jurisdiction in accordance with Laws.

“SEC” has the meaning set forth in Section 7.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Sublicense Income” means the portion of Sublicense Income payable to the Seller under this Agreement.

“Shares” has the meaning set forth in Section 3.1.

“Sublicense” means any license, sublicense, covenant not-to-sue, or similar grant of rights under any intellectual property rights or Regulatory Approval to make, have made, use, and/or sell the Products.

“Sublicense Income” means any and all consideration of any kind (e.g., cash or in-kind consideration) received by the Purchaser or its Affiliates from a Sublicensee on account of a Sublicense, including licensing fees, milestone payments, issuance of securities in excess of fair market value, or issuance of debt at less than fair market value, but excluding any consideration on account of royalty payments based on sales.

“Sublicense Income Report” has the meaning set forth in Section 3.2(b).

“Sublicensee” means a Third Party to whom the Purchaser has granted a Sublicense.

“Tax” means all taxes, charges, fees, duties, levies, or other assessments, including income, gross receipts, net proceeds, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, escheat, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, and social security or similar taxes imposed by the United States or by any state, municipality, subdivision, or Governmental Authority or by any foreign country or by any other tax authority, whether disputed or not, in each case to the extent relevant in the given context, and such term includes any interest, penalties, or additions to tax attributable to such taxes, and shall include any Liability for such amount as a result either of being a member of a combined, consolidated, unitary, or affiliated group, or of a continuing obligation to indemnify any Person or as a result of being a transferee or a successor of another Person.

“Tax Returns” means all returns, declarations, reports, statements, and other documents of, relating to, or required to be filed in respect of, any and all Taxes (including any schedule or attachment thereto, and including any amendment thereof).

“Territory” means all countries of the world.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Threshold Date” has the meaning set forth in Section 3.1.

“Trademark Assignment” means the trademark assignment, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment, and the Trademark Assignment.

“Transferred Assets” means, collectively, the Altair Agreement and the Purchased

Assets.

“United States” means the United States of America including its territories and possessions.

ARTICLE 2

PURCHASE AND SALE OF ASSETS; CLOSING

Section 2.1 Altair Agreement Assignment. On the terms and subject to the conditions contained herein and in partial consideration for the payment of the amounts set forth in Article 3, at the Closing, the Seller shall assign to the Purchaser all of the Seller’s right, title, and interest in, and obligations and liabilities, to and under the Altair Agreement that are necessary for the Purchaser to Exploit the Products. Notwithstanding the foregoing, no right, title, interest, obligation, or liability described in any provision of the Altair Agreement that has been fully performed as of the Effective Date is being assigned to Purchaser hereunder.

Section 2.2 Purchased Assets. On the terms and subject to the conditions contained herein and in partial consideration for the payment of the amounts set forth in Article 3, at the Closing, the Seller shall, and shall cause its Affiliates to, sell, transfer, convey, assign, and deliver to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall accept, all of the Seller’s and its Affiliates’ right, title, and interest in and to the following assets (collectively, the “Purchased Assets”):

(a) the Compounds;

(b) all intellectual property rights, title, and interest, and the know-how set forth on Schedule 2.1(b), necessary to Exploit the Products in the Territory, including trademarks and domain names set forth on Schedule 2.2(b) (the “Purchased IP”);

(c) all Governmental Approvals set forth on Schedule 2.2(c), and all pending applications therefor or renewals thereof, in each case to the extent relating to the Products and transferable to the Purchaser, including the Government Approvals, pending applications, and renewals, and for the avoidance of doubt, the right to be the sponsor of, and to own all rights to, all applications or other submissions to any Regulatory Authority in the future relating to the Products; and

(d) all (i) biological, chemical, pharmacological, biochemical, technical, toxicological, pharmaceutical, physical, and analytical, safety, quality control, manufacturing, pre-clinical and clinical data, instructions, processes, formulae, databases, expertise, and information regarding the Compounds and (ii) all other technical information relating to the Products, including all Regulatory Materials (the “Records”), in each case ((i) and (ii)), in the possession and control of the Seller set forth on Schedule 2.2(d).

Section 2.3 Excluded Assets. All assets, properties, rights, and interests of the Seller and its Affiliates not included in the Transferred Assets under Section 2.1 or 2.2 are expressly excluded from the transfer, conveyance, assignment, and delivery contemplated hereby and as such are not included in the Transferred Assets and shall remain the assets, properties, rights, and interests of the Seller and its Affiliates (collectively, the “Excluded Assets”).

Section 2.4 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume, and shall pay, perform, satisfy, and discharge (or cause to be paid, performed, satisfied, and discharged on behalf of the Purchaser) when due, the following Liabilities of the Seller related to the Transferred Assets (collectively, the “Assumed Liabilities”):

(a) Liabilities for all Taxes relating to the Transferred Assets for any taxable period (or portion thereof) beginning on or after the Closing Date (excluding those payable for Taxes arising out of activities prior to the Closing Date), including those payable by the Purchaser pursuant to Section 3.5; and

(b) Liabilities arising from or relating to the ownership of the Transferred Assets by the Purchaser and related exclusively to the Transferred Assets, to the extent payable on or after the Closing Date.

Section 2.5 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities will exclude any other Liabilities whatsoever not expressly assumed by the Purchaser under Section 2.4 (collectively, the “Excluded Liabilities”).

Section 2.6 Transfer Agreements. At the Closing, each Party shall execute and deliver to the other Party the following documents: (a) the Bill of Sale; (b) the Assignment and Assumption Agreement; (c) the Patent Assignment; (d) the Trademark Assignment; and (e) such other transfer documents reasonably requested by the Purchaser reflecting the transfer set forth in Sections 2.1, 2.2, and 2.4.

Section 2.7 Closing. The Closing will take place at 10:00 am EDT on the Effective Date; provided, that if all conditions to the Closing set forth in Section 2.8 have not been satisfied or waived on or prior to such date, the Closing shall take place on the first Business Day following the satisfaction or waiver (by the Party entitled to waive the condition) of all conditions to the Closing set forth in Section 2.8, or at such other time and place as the Parties to this Agreement may agree (the “Closing Date”). The Closing will be deemed effective for tax, accounting, and other computational purposes as of 11:59 p.m. Eastern time on the Closing Date. At the Closing, the Parties will exchange (or cause to be exchanged) the funds, certificates, and/or other documents, or do, or cause to be done, all of the things respectively required of each Party as specified in Section 2.9.

Section 2.8 Conditions to Closing.

(a) Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction (or the waiver by the Purchaser in its sole and absolute discretion) of the following further conditions:

(i) (A) the Seller shall have performed in all material respects all of its covenants and obligations under this Agreement that are required to be performed by it at or prior to the Closing; (B) the representations and warranties of the Seller set forth in Article 4 that are qualified by materiality or Material Adverse Effect shall be true and correct and so qualified in all respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date; (C) the representations and warranties of the Seller set forth in Article 4 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date; and (D) the Purchaser shall have received a certificate signed by an officer of the Seller to the foregoing effect;

(ii) there shall not be in effect a final, non-appealable order or decree entered by a Governmental Authority that permanently enjoins, restrains, or otherwise prohibits the consummation of the Contemplated Transactions;

(iii) the Seller shall have obtained the written consent of Altair to assign the Altair Agreement to Purchaser; and

(iv) the Seller shall have executed and delivered to the Purchaser, on or before the Closing Date, the Transaction Documents that are required to be executed by the Seller.

(b) Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing is subject to the satisfaction (or the waiver by the Seller in its sole and absolute discretion) of the following further conditions:

(i) (A) the Purchaser shall have performed in all material respects all of its covenants and obligations under this Agreement that are required to be performed by it at or prior to the Closing; (B) the representations and warranties of the Purchaser set forth in Article 5 that are qualified by materiality shall be true and correct and so qualified in all respects as of the Closing Date, except the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date; (C) the representations and warranties of the Purchaser set forth in Article 5 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case the representations and warranties shall be true and correct as of such date; and (D) the Seller shall have received a certificate signed by an officer of the Purchaser to the foregoing effect;

(ii) there shall not be in effect a final, non-appealable order or decree entered by a Governmental Authority that permanently enjoins, restrains, or otherwise prohibits the consummation of the Contemplated Transactions; and

(iii) the Purchaser shall have executed and delivered to the Seller, on or before the Closing Date, the Transaction Documents that are required to be executed by the Seller.

Section 2.9 Transactions at Closing. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree that at the Closing, among other things:

(a) the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all right, title, and interest in and to the Transferred Assets, free and clear of all Encumbrances, except as otherwise set forth in Section 2.10 below; and

(b) the Purchaser shall issue the Shares to the Seller in accordance with Section 3.1.

Section 2.10 Tangible Purchased Assets.

(a) Delivery. All tangible Purchased Assets will be delivered promptly after the Closing (and in any case within sixty (60) days after the Closing Date) to the Purchaser at its principal place of business or at such other location mutually agreed by the Parties.

(b) Records. The Seller may retain originals and/or copies of any Records (i) to the extent necessary for tax, accounting, regulatory, quality assurance, compliance, or litigation purposes, (ii) in order to perform and discharge the Excluded Liabilities and the Seller’s obligations under the Transaction Documents, or (iii) to the extent that such Records contain information with respect to any Excluded Asset or Excluded Liability. Additionally, subcontractors of the Seller may retain originals and/or copies of GCP, GLP, and GMP-related records to the extent necessary for compliance purposes.

ARTICLE 3 CONSIDERATION

Section 3.1 Equity Issuance. As partial consideration for the sale, transfer, conveyance, assignment, and delivery of the Transferred Assets to the Purchaser, on the Closing Date, the Purchaser shall issue and sell to the Seller 1,348,750 shares of common stock of the Purchaser (the “Common Stock”), representing four percent (4%) of the capital stock of the Purchaser on a fully-diluted basis as of the Closing Date (the “Shares”). The Purchaser’s ownership shall not be subject to dilution until the earlier of: (a) thirty-six (36) months from the first date on which the Purchaser’s stock trades on a public market, or (b) the date upon which the Purchaser attains a public market capitalization of fifty million dollars ($50,000,000) or more (such earlier date, the “Threshold Date”). From time to time (but not less frequently than once each Calendar Quarter following the Effective Date through the Threshold Date), the Seller shall be issued additional shares of Common Stock so that the Seller continues to own Common Stock representing four percent (4%) of the capital stock of the Purchaser on a fully-diluted basis through the Threshold Date. The Purchaser shall deliver, or cause to be delivered, to the Seller stock certificates, duly signed by appropriate officers of the Purchaser and issued in the Seller’s name, representing all of the shares required to be issued to the Seller on or through the Threshold Date. For the purposes of this Section 3.1, the calculation of the Shares to be issued hereunder shall be made in accordance with Schedule 3.1. Each issuance of Shares shall be accompanied by a statement of the Chief Executive Officer or Chief Financial Officer of the Purchaser certifying that the calculation of the number of Shares issued was made in accordance with Schedule 3.1.

Section 3.2 Sublicense Revenues.

(a) As partial consideration for the sale, transfer, conveyance, assignment, and delivery of the Transferred Assets to the Purchaser, during the Payment Term the Purchaser will pay to the Seller a percentage of Sublicense Income as follows: (i) for any Sublicense granted to a Sublicensee listed on Schedule 3.2(a) during the first twelve (12) months after the Closing Date, forty percent (40%) of Sublicense Income and (ii) for any other Sublicense (including but not limited to any Sublicense granted to a Sublicensee listed on Schedule 3.2(a) which is granted more than twelve (12) months after the Closing Date), twenty percent (20%) of Sublicense Income.

(b) The Purchaser shall make payments to the Seller for Seller Sublicense Income within twenty (20) days of the end of each Calendar Quarter in which the Purchaser or its Affiliates has received Sublicense Income, which payment shall be accompanied by a report detailing all information necessary to calculate the Seller Sublicense Income due under this Section 3.2 for such Calendar Quarter (each, a “Sublicense Income Report”), including:

(i) Sublicense Income and the calculation of Seller Sublicense Income; and

(ii) The method and currency exchange rates (if any) used to calculate the Seller Sublicense Income;

(c) In addition to any other remedies available to the Seller, any failure by the Purchaser to make a payment within twenty (20) days after the date when due shall obligate the Purchaser to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to the Seller at a rate equal to one and one half percent (1.5%) per month, or the highest rate allowed by Law, whichever is lower.

Section 3.3 Payments; Accounting; Default.

(a) The Purchaser shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

(b) All payments to be made by the Purchaser to the Seller under this Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to a bank account designated in writing by the Seller.

(c) In the event of default in payment of any payment owing to the Seller under the terms of this Agreement other than a payment disputed in good faith by the Purchaser, and if it becomes necessary for the Seller to undertake legal action to collect said payment, the Purchaser shall pay reasonable, documented legal fees, and costs incurred in connection therewith.

Section 3.4 Books and Records; Audits.

(a) The Purchaser will keep accurate books and records in sufficient detail to permit the Seller to confirm the accuracy of the calculation of the payment of the Seller Sublicense Income and the issuance of any Common Stock hereunder. The Purchaser will preserve these books and records for at least five (5) years from the later of (i) the date of any Sublicense Income Report to which such payment pertains, and (ii) the date on which the Purchaser was obligated to issue Common Stock to the Seller.

(b) Upon reasonable notice, key personnel, books, and records will be made reasonably available and will be open to examination by representatives or agents of the Seller during regular office hours to determine their accuracy and assess the Purchaser’s compliance with the terms of this Agreement. Any such inspection may be performed by the Seller’s representatives or, at the Seller’s option, an independent and nationally recognized certified public accounting firm in the United States selected by the Seller and reasonably acceptable to the Purchaser; provided, that upon the request of the Purchaser, such accounting firm shall enter into a confidentiality agreement in a form reasonably acceptable to the Purchaser prior to conducting such audit. Absent good cause, any such inspection will be conducted not more than once per calendar year. Upon completion of the audit, the Seller’s representatives or the accounting firm shall disclose to the Seller, with a copy to the Purchaser, only (i) whether the payments hereunder are correct or incorrect, and (ii) if it believes in good faith that the Purchaser is in compliance with its obligations under Sections 3.1 and 3.2. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the date of the accountant’s report and any amounts shown to have been overpaid shall be refunded within twenty (20) days from the accountant’s report. The Seller shall bear the cost of such audit unless such audit discloses an underpayment of more than five percent (5%) of the amount actually owed, in which case the Purchaser shall reimburse the Seller for its out-of-pocket expenses incurred for such audit. The Seller shall hold all information disclosed to it under this Section 3.4 as Confidential Information of the Purchaser.

Section 3.5 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the activities of, or the receipt of any payment by, the Parties under this Agreement.

(b) Taxes Resulting from Sale of Assets. Each Party will be responsible for its own tax liability with regard to the sale or transfer of the Transferred Assets pursuant to this Agreement. The Parties shall cooperate with each other and use their reasonable efforts to minimize the Taxes attributable to the transfer of the Transferred Assets and shall use reasonable efforts to obtain any exemption or other similar certificate from any Governmental Authority as may be necessary to mitigate such Taxes.

(c) Tax Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local, or foreign Tax Law or under any applicable Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller.

(d) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding or similar obligations in respect of payments made by the Purchaser to the Seller under this Agreement. The Seller shall provide the Purchaser any Tax forms and other documents that may be reasonably necessary in order for the Purchaser to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty with respect to any payments made by the Purchaser to the Seller under this Agreement. The Purchaser shall be entitled to withhold the full amount of Tax applicable to any amount payable to the Seller if the Seller does not provide the applicable Tax forms and other necessary documents (establishing a Tax exemption or reduction) at least five (5) Business Days prior to the date the relevant payment is due. Each Party shall provide the other Party with reasonable assistance to enable the recovery, as permitted by Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement.

Section 3.6 Expiration of Payment Obligations. The obligations of the Purchaser to make the payments set forth in Section 3.2 of this Agreement shall commence on the Closing Date and expire on the twentieth (20th) anniversary of the Closing Date (the “Payment Term”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

In connection with the execution of this Agreement, the Seller has caused to be delivered to the Purchaser the Disclosure Schedules dated as of the Closing Date corresponding to the applicable Section of this Article 4 (or disclosed in any other Section, subsection or clause of the Disclosure Schedule; provided, that it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other Section, subsection, or clause of this Article 4). The Seller hereby represents and warrants to the Purchaser as of the Closing Date as follows:

Section 4.1 Organization, Standing and Power. The Seller is a Delaware corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Seller has all requisite corporate power and authority to carry on its business as now being conducted as relates to the Transferred Assets.

Section 4.2 Authorization and Enforceability. The Seller (a) has the full power and authority and the legal right to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder; (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder; and (c) this Agreement and the other Transaction Documents have been duly executed and delivered on behalf of the Seller, and constitute legal, valid, and binding obligations of the Seller that are enforceable against it in accordance with their terms, in each case, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

Section 4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the Seller’s obligations hereunder and thereunder, and the assignments to be granted pursuant to the Transaction Documents do not and will not (a) conflict with or violate in any material respect any requirement of Law or any judgment, decree, order, regulation, or rule of any Governmental Authority by which the Seller is bound or subject; (b) conflict with or violate the organizational documents of the Seller; (c) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any material term or provision of, or constitute a material default under, the Altair Agreement or other Contract material to the Products to which Seller is a party or by which Seller or the Transferred Assets are bound, except as would not reasonably be expected to have a Material Adverse Effect; or (d) result in the creation of any Encumbrances on the Transferred Assets.

Section 4.4 Legal Proceedings. There are no pending, or to the Seller’s knowledge, threatened in writing, adverse Actions against or by the Seller, at law or in equity, or before or by any Governmental Authority that challenge or seek to prevent, enjoin, or otherwise delay the Contemplated Transactions or that are relating to or affecting the Transferred Assets.

Section 4.5 Contracts and Commitments.

(a) Other than the Altair Agreement, there are no other Contracts of the Seller or its Affiliates currently in effect that are directly related to the Transferred Assets and which are necessary for the Exploitation of the Products, except as would not reasonably be expected to have a Material Adverse Effect.

(b) There is not under the Altair Agreement: (i) any existing material default by the Seller or, to the Seller’s knowledge, by any other party thereto; or (ii) any event which, after notice or lapse of time or both, would constitute a material default by the Seller or, to the Seller’s knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of any material rights of the Seller, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Title; Encumbrances. The Seller has sufficient legal and beneficial title to or ownership of, and the Seller will convey to the Purchaser, all of the Transferred Assets, free and clear from any Encumbrances; and any assignments to the Seller of the Transferred Assets have been validly made, duly executed, and sufficiently perfected so as to grant the Purchaser full legal title, free and clear and any Encumbrances.

Section 4.7 Intellectual Property.

(a) Schedule 2.2(b) sets forth a list of the Purchased IP, which constitutes the patents and trademarks exclusively related to the Products and owned or licensed by the Seller, specifies as applicable: (i) the title thereof, if any; (ii) the registration or application number thereof; and (iii) the jurisdiction in which such item exists or is registered. There are no material Contracts currently in effect to which the Seller is a party pursuant to which the Seller permits any other Person to use any Purchased IP, except the Altair Agreement.

(b) There are no Actions pending or, to the knowledge of Seller, threatened in writing by or against Seller or before any Governmental Authority, challenging the validity of any Purchased IP.

(c) To the Seller’s knowledge, each Person who is or was an employee, officer, or contractor of the Seller or its Affiliates who contributed in any material respect to the creation or development of the Purchased IP has signed a Contract containing obligations of confidentiality and an assignment to the Seller or its Affiliates of all intellectual property rights in such individual’s or entity’s contribution to the Purchased IP, except as would not reasonably be expected to have a Material Adverse Effect.

(d) To the Seller’s knowledge, the Seller has paid all filing fees, issue fees, annuities, and other fees and charges applicable to the Purchased IP, including those required for the issuance, registration, maintenance, filing, and prosecution of the Purchased IP, except as would not have a Material Adverse Effect. No Purchased IP is the subject of any pending, or to the Seller’s knowledge threatened in writing, interference, opposition, cancellation, protest, litigation, or other challenge or Action. To the Seller’s knowledge, the Seller and its patent counsel have satisfied statutory requirements with respect to the filing, prosecution, and maintenance of all registered Purchased IP, except as would not reasonably be expected to have a Material Adverse Effect.

(e) To the Seller’s knowledge, no Governmental Authority has any rights in the Purchased IP.

(f) To the Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any claim of an issued (granted) and unexpired patent within the Purchased IP.

(g) To the Seller’s knowledge, no Action has been instituted or is pending against the Seller or has been threatened in writing that challenges the right of the Seller with respect to its use or ownership of the Purchased IP.

(h) Neither the execution, delivery, or performance of this Agreement nor the consummation of the Contemplated Transactions will, with or without notice or the lapse of time, result in, or give any other Person the right to cause, (i) a loss of, or Encumbrance on, any Purchased IP; (ii) the release, disclosure, or delivery of any Purchased IP by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other material right or interest under, to, or in any of the Purchased IP.

Section 4.8 No Governmental Consents. To the Seller’s knowledge, other than notice to the FDA of the transfer to Purchaser of the Governmental Approval listed on Schedule 2.2(c), no material consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority is required by, or with respect to, the Seller or the Transferred Assets in connection with the execution and delivery of this Agreement or the other Transaction Documents, or the consummation of the Contemplated Transactions.

Section 4.9 Compliance with Laws. The Seller has conducted its business as applied to or in connection with the Transferred Assets in compliance in all material respects with applicable Laws.

Section 4.10 Regulatory Matters.

(a) To the Seller’s knowledge, the Seller has provided or made available any and all material documents and communications in its possession from and to any Governmental Authority or Regulatory Authority, or prepared by any Governmental Authority or Regulatory Authority, in each case related to the Compounds and the Transferred Assets, including but not limited to any notice of inspection, inspection report, warning letter, deficiency letter, or similar communication.

(b) To the Seller’s knowledge, none of the Seller, any of its Affiliates or any of their respective officers, employees, or agents has made, with respect to the Products, an untrue statement of a material fact or fraudulent statement to any Governmental Authority or Regulatory Authority or failed to disclose a material fact required to be disclosed to such Governmental Authority or Regulatory Authority.

Section 4.11 Taxes.

(a) The Seller has duly and timely filed all Tax Returns (taking into account appropriate extensions) required to be filed with respect to the Transferred Assets, each such return is true, correct, and complete in all respects, and the Seller has timely paid all material Taxes required to be paid with respect to the Transferred Assets (whether or not such Taxes are shown as due on any Tax Return).

(b) All Taxes required by legal requirements to be withheld or collected with respect to the Transferred Assets have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or Person.

(c) No dispute, audit, investigation, proceeding, claim, or other action concerning any Taxes or Tax Returns of the Seller, or with respect to the Transferred Assets, is pending or being conducted, or, to the Seller’s knowledge, has been threatened or raised by any Governmental Authority.

(d) There are no Tax Encumbrances with respect to the Transferred Assets other than for Taxes not yet due and payable.

Section 4.12 No Undisclosed Liabilities. The Seller does not have any Liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) in respect of the Transferred Assets other than Liabilities (a) incurred in the ordinary course of business, or (b) incurred in connection with the Contemplated Transactions.

Section 4.13 Brokers. No broker, investment banker, agent, finder, or other intermediary acting on behalf of any member of the Seller or its Affiliates or under the authority of the Seller or any Affiliate is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Contemplated Transactions.

Section 4.14 Securities Compliance.

(a) The agreement to issue the Shares is made with the Seller in reliance upon the Seller’s representation to the Purchaser, which by the Seller’s execution of this Agreement, the Seller hereby confirms, that the Shares will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to any of the Shares. The Seller has not been formed for the specific purpose of acquiring the Shares.

(b) The Seller has had such opportunity as it has deemed adequate to obtain from representatives of the Purchaser such information as is necessary to permit it to evaluate and the issuance of the Shares hereunder.

(c) The Seller understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that the Purchaser has no obligation to register or qualify the Shares for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, delivery of a legal opinion, and on requirements relating to the Purchaser which are outside of the Seller’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

(d) The Seller understands that no public market now exists for the Shares, and that the Purchaser has made no assurances that a public market will ever exist for the Shares.

(e) The Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(f) Neither the Seller, nor any of its officers, directors, employees or representatives, has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Shares.

(g) The Seller’s principal place of business is located at the address set forth in the Recitals of this Agreement.

Section 4.15 Acknowledgement of the Purchaser. The Purchaser acknowledges and agrees (on behalf of itself and its Affiliates and other representatives) that, other than the representations and warranties of the Seller expressly made in Article 4, there are no representations or warranties of the Seller or any other Person either expressed, statutory, or implied with respect to the Transferred Assets or the Assumed Liabilities. The Purchaser, together with and on behalf of its Affiliates and other representatives, expressly disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person. The Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, the Transferred Assets are sold “as is, where is,” and the Purchaser agrees to accept the Transferred Assets on the Effective Date in the condition they are in at the place they are located on the Effective Date based on its own inspection, examination, and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of, or imputed to the Seller. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller makes no representation or warranty with respect to: (i) any forecasts, projections, estimates, or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows, or future financial condition (or any component thereof) of the Transferred Assets; or (ii) any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the Transferred Assets, except as expressly set forth in this Agreement or the Schedules or Exhibits hereto. THE PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES) AGREES THAT THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN ARTICLE 4 ARE IN LIEU OF, AND THE PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES) HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the Closing Date as follows:

Section 5.1 Organization, Standing, Power. The Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is in good standing under the Laws of the State of California. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Section 5.2 Authorization and Enforceability. The Purchaser (a) has the full power and authority and the legal right to enter into this Agreement and the other Transaction Documents and perform its obligations hereunder and thereunder; (b) has taken all necessary governance action on its part required to authorize the execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder and (c) this Agreement and the other Transaction Documents have been duly executed and delivered on behalf of the Purchaser, and constitute legal, valid, and binding obligations of the Purchaser that are enforceable against it in accordance with their terms, in each case, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

Section 5.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the Purchaser’s obligations hereunder and thereunder and the assignments to be granted pursuant to the Transaction Documents do not and will not (a) conflict with or violate in any material respect any requirement of Law or any judgment, decree, order, regulation, or rule of any Governmental Authority by which the Purchaser is bound or subject; (b) conflict with or violate the certificate of incorporation, bylaws, or other organizational documents of the Purchaser; or (c) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any material term or provision of, or constitute a material default under any contractual obligations of, the Purchaser or any of its Affiliates.

Section 5.4 Legal Proceedings. There are no pending or, to the Purchaser’s knowledge, threatened in writing, adverse Actions against or by the Purchaser or any of its Affiliates, at Law or in equity, or before or by any Governmental Authority that challenge or seek to prevent, enjoin, or otherwise delay the Contemplated Transactions.

Section 5.5 Financing. Buyer has, or has a reasonable basis to believe that it will obtain, financing sufficient to make any future payments to the Seller hereunder and to fund the development of the Products.

Section 5.6 Capitalization. All of the outstanding equity of the Purchaser has been duly authorized and is validly allotted and issued. Except as set forth on Schedule 5.6, there are no (a) outstanding securities convertible or exchangeable into equity of the Purchaser and no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of pre-emption, or other contracts that could require the Seller (whether now or in the future and whether conditional or not) to create, allot, issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, repay, or redeem any equity of the Seller; or (b) outstanding equity appreciation rights with respect to the Purchaser. All of the Shares were issued in compliance with applicable Law. None of the Shares were issued in violation of any contract to which the Purchaser is a party or is subject to or in violation of any preemptive or similar rights of any person. The Purchaser does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 5.7 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Seller. Assuming the accuracy of the representations of the Seller in Article 4 of this Agreement and subject to required federal and state securities filings, the Shares will be issued in compliance with all applicable federal and state securities laws.

Section 5.8 Corporate Documents. The Purchaser has furnished to the Seller a true, correct and complete copy of the certificate of incorporation of the Purchaser, which remains in full force and effect as of the date hereof.

Section 5.9 Brokers. No broker, investment banker, agent, finder, or other intermediary acting on behalf of the Purchaser or its Affiliates or under the authority of the Purchaser or any Affiliate is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Contemplated Transactions.

ARTICLE 6 COVENANTS

Section 6.1 Availability of Records.

(a) For so long as a Party is required to maintain books, records, files, and other information under this Agreement, during normal business hours following reasonable prior notice, each Party will permit the other Party and its Affiliates, agents, and representatives, to review all Records and all other information, records, and documents in their possession which are reasonably requested by the other Party and are necessary or useful in connection with any Tax inquiry, audit, investigation, or dispute with a Third Party or any litigation, mediation, or arbitration or similar legal Action by any Governmental Authority reasonably requiring access to any such books and records, in each case relating to or arising out of transactions or events occurring prior to the Closing and that relate to the Products or the Transferred Assets. Each Party will direct its employees (without substantial disruption of employment) to render any assistance that the other Party may reasonably request in accessing or utilizing the Records or other information, records or documents. The Party requesting access to any such books and records or other information shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by the other Party in order to comply with this Section 6.1.

(b) Each Party will preserve all information, records, and documents relating to or arising out of transactions or events occurring prior to the Closing and that relate to the Products or the Transferred Assets until the later of: (i) seven (7) years after the Closing; or (ii) the expiration of the required retention period under any applicable Laws for all such information, records or documents.

Section 6.2 Omitted Assets. If, after the Closing, the Purchaser reasonably determines that an asset owned or controlled by the Seller relating exclusively relating to the Compounds and material to the Exploitation of the Products (an “Omitted Asset”) was not transferred to the Purchaser at Closing as part of the Purchased Assets and notifies the Seller in writing of the existence of such Omitted Asset and the Purchaser’s belief that such Omitted Asset constitutes an Purchased Asset, the Seller shall cooperate in good faith with the Purchaser to determine whether such Omitted Asset should have been transferred to the Purchaser as an Purchased Asset, and if the Seller agrees that such Omitted Asset should have been transferred to the Purchaser at the Closing, the Seller shall either (a) transfer and assign the Omitted Asset to the Purchaser or (b) otherwise make the benefits of such Omitted Asset available to the Purchaser. Any consideration payable by the Purchaser for any such Omitted Assets shall be deemed to have already been included in the consideration for the Purchased Assets. Notwithstanding the foregoing, the Purchaser shall be responsible for payment of any fees or costs associated with the transfer of any Omitted Assets; provided however that each Party will bear their own legal costs in connection with such transfer.

Section 6.3 Regulatory Fees. From and after the Closing, the Purchaser shall pay all fees associated with the maintenance of all Transferred Assets, including without limitation, (a) annual trademark maintenance fees, (b) fees associated with any correction or remedial action, including the voluntary or involuntary recall or market withdrawal relating to an alleged safety or efficacy non-conformance of the Product necessary to Exploit the Products and (c) fees associated with activities that are reasonably necessary to maintain any Governmental Approval or Regulatory Approval necessary to Exploit the Products.

Section 6.4 Diligence. During the Payment Term, the Purchaser shall use commercially reasonable efforts to develop, manufacture, market and sell Products.

Section 6.5 Non-Avoidance. If the Purchaser shall enter into any agreement (including a Sublicense) or take any action with respect to Products for the primary purpose of avoiding the payment of the Seller Sublicense Income set forth in Section 3.2, the Purchaser shall nevertheless pay the Seller Sublicense Income as if such amounts were Sublicense Income.

Section 6.6 Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as are reasonably necessary or appropriate in order to consummate the Contemplated Transactions on the terms and subject to the conditions set forth herein, or to carry out the expressly stated purposes and the clear intent of this Agreement.

ARTICLE 7

CONFIDENTIALITY

Section 7.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise), which are disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in connection with the Contemplated Transactions or in the course of performing its obligations or exercising its rights under this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual knowledge by the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

From and after the Closing Date, all Confidential Information to the extent relating solely to the Transferred Assets or the Assumed Liabilities shall be deemed to be Confidential Information disclosed by the Purchaser to the Seller for purposes of this Article 7.

Section 7.2 Authorized Disclosure. Except as otherwise provided in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement;

(b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining Governmental Approval, conducting pre-clinical activities or clinical trials, marketing products or services, or otherwise required by applicable Laws; provided, that if a Receiving Party is required by applicable Laws to make any such disclosure of a Disclosing Party’s Confidential Information it will (i) except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement, (ii) upon the request of the Disclosing Party, use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and (iii) only disclose that portion of the Confidential Information required to be disclosed by applicable Laws;

(c) to existing or prospective investors, advisors, collaborators, (sub)licensees, partners or joint venturers, in each case solely to the extent related to the Contemplated Transactions and under appropriate confidentiality provisions substantially equivalent to those of this Agreement; and

(d) as reasonably required under the circumstances, to a Third Party in connection with: (i) a Change of Control or (ii) to the extent mutually agreed in writing by the Parties.

In each of the above authorized disclosures, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information from the Receiving Party pursuant to this Section 7.2 to treat such Confidential Information as required under this Article 7.

Section 7.3 Press Release; Disclosure of Agreement.

(a) Except to the extent required by applicable Law, and as outlined in Section 7.3(b) below, neither Party will issue any press release or other public disclosure concerning this Agreement, the subject matter hereof or the Parties’ activities hereunder, or any results or data arising hereunder, except with the other Party’s prior written consent, which will not be unreasonably withheld. A Party may publicly disclose, without regard to the preceding requirements of this Section 7.3, any information that was previously publicly disclosed pursuant to this Section 7.3; provided, that such disclosure does not materially alter the meaning of the information disclosed previously.

(b) Without limiting the foregoing, it is understood that the Seller may (i) make disclosure of this Agreement and the terms hereof in filings required by the United States Securities and Exchange Commission (the “SEC”) or other Governmental Authority or securities exchange or (ii) file this Agreement as an exhibit to a filing with the SEC or other Governmental Authority or exchange; provided, however, that the Seller first provides the Purchaser a copy of the proposed disclosure reasonably in advance of such disclosure and will incorporate any reasonable comments from the Purchaser; provided further, that with respect to any SEC filing that includes this Agreement or any amendment hereto, the Seller shall provide the Purchaser two (2) Business Days to review such disclosure and propose redactions to the Agreement and any amendment hereto to be filed with the SEC, which proposed redactions will be considered in good faith by the Seller.

Section 7.4 Survival. The confidentiality obligations set forth in this Article 7 supersede any conflicting provisions in (a) the Term Sheet for an Assignment and Asset Purchase Agreement between Spectrum Pharmaceuticals, Inc. & Unicycive Therapeutics, Inc., dated July 19, 2018, (b) the Confidentiality Agreement among the Seller, the Purchaser, and Quotient Sciences – Philadelphia, LLC, dated April 23, 2018, and (c) the Confidentiality Agreement among the Seller, the Purchaser, and Sterling Pharma Solutions Ltd., dated April 23, 2018. Each Party’s obligations with respect to the other Party’s Confidential Information shall survive the expiration or termination of this Agreement until the later of (i) seven (7) years from disclosure of the Confidential Information and (ii) for so long as the Confidential Information is protected under applicable Laws.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification by the Seller. The Seller shall, at its sole expense, defend, indemnify, and hold the Purchaser and its Affiliates and their respective officers, managers, directors, employees, and agents harmless from and against any and all Liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys and other professionals (collectively, “Losses”), to the extent arising out of Third Party claims or suits arising from:

(a) any breach of any representation or warranty made by the Seller under this Agreement;

(b) any breach of any covenant made by the Seller under this Agreement;

(c) any breach by the Seller before the Closing Date of any representation, warranty or covenant made by the Seller under the Altair Agreement; or

(d) the Excluded Liabilities or Excluded Assets;

except, in each case of Sections 8.1(a) through 8.1(d) (inclusive), to the extent that the Purchaser is required to indemnify the Seller with respect to such Losses under Section 8.2.

Section 8.2 Indemnification by the Purchaser. The Purchaser shall, at its sole expense, defend, indemnify, and hold the Seller and its Affiliates and their respective officers, managers, directors, employees, and agents harmless from and against any and all Losses to the extent arising out of Third Party claims or suits arising from:

(a) any breach of any representation or warranty made by the Purchaser under this Agreement;

(b) any breach of any covenant made by the Purchaser under this Agreement; or

(c) the Transferred Assets or the Assumed Liabilities, to the extent the basis for such Third Party claim arises after the Closing Date;

except, in each case of Sections 8.2(a) through 8.2(c) (inclusive), to the extent that the Seller is required to indemnify the Purchaser with respect to such Losses under Section 8.1.

Section 8.3 Indemnification Procedures. In the event that any Person entitled to indemnification under Section 8.1 or Section 8.2 (an “Indemnified Party”) is seeking indemnification, the Indemnified Party shall (a) inform, in writing, the indemnifying Party under Section 8.1 or Section 8.2 (the “Indemnifying Party”) as soon as reasonably practicable after the Indemnified Party receives any written notice of any Action against or involving the Indemnified Party by a Governmental Authority or other Person, or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification (the “Claim”), (b) permit the Indemnifying Party to assume direction and control of the defense of the Claim (provided, that the Indemnifying Party may not enter into a settlement of the Claim that would adversely affect the Indemnified Party’s rights hereunder, or impose any obligations on the Indemnified Party in addition to those set forth in the Transaction Documents, without the prior consent of the Indemnified Party, not to be unreasonably withheld), (c) cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the Claim and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). Without limiting the foregoing, any Indemnified Party will be entitled to participate in the defense of a Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense (or has failed to continue to defend such Claim in good faith) and employ counsel in accordance with this Section 8.3, in which case the indemnified Party will be allowed to control the defense.

Section 8.4 Survival. The representations and warranties of the Parties contained herein shall survive for a period of twelve (12) months following the Closing, except that (a) each of the Seller’s and the Purchaser’s Fundamental Representations shall survive indefinitely and (b) the representations and warranties of the Seller set forth in Section 4.11 shall survive for the longer of twelve (12) months or the statutory period. Any claim for indemnification on account of breach of a representation, warranty or covenant will survive the applicable termination date if a Party, prior to such termination date, advises the other Party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

Section 8.5 Insurance Proceeds. The amount of any Losses required to be reimbursed under this Article 8 sustained by an Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefore (net of any expenses incurred in recovering such monies, any deductible and any increase in premiums as a result of such claim); provided, the amount of such reduction shall not exceed the amount of such Losses; provided, further, the Indemnified Party shall be entitled to seek indemnification pursuant to this Article 8 for the amount of such Losses net of the amount of such reductions (net of any expenses incurred in recovering such monies, any deductible and any increase in premiums as a result of such claim). The Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article 8, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

Section 8.6 Duty to Mitigate. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent reasonably practicable the amount of any Losses for which it is entitled to seek indemnification under this Article 8, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Losses to the extent such Losses arise from the failure of the Indemnified Party to comply with the foregoing obligation. All reasonable costs and expenses incurred in connection with such mitigation shall be included as indemnifiable Losses to the extent reasonably incurred in an effort to mitigate an indemnifiable Loss.

Section 8.7 Limitation of Liability. EXCEPT FOR A BREACH OF ARTICLE 7, A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.1 OR 8.2, OR FOR ACTS OF GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS, (A) NEITHER PARTY, NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE, AND (B) THE ENTIRE LIABILITY OF EITHER PARTY TO THE OTHER IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, ALL OF THE AMOUNTS PAID OR PAYABLE BY THE PURCHASER TO THE SELLER (INCLUDING THE FAIR MARKET VALUE OF ANY EQUITY OF THE PURCHASER ISSUED TO THE SELLER UNDER SECTION 3.1) UNDER THE TRANSACTION DOCUMENTS AS OF THE DATE OF THE ALLEGED BREACH.

Section 8.8 Remedies.

(a) Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (i) limit the liability of any Party for gross negligence or wrongful intentional acts or (ii) prevent any Party from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any Party contained herein, except as otherwise provided herein.

(b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that they shall be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in the State of New York, in addition to any other remedy to which they are entitled at Law or in equity.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

Section 9.2 Dispute Resolution. Except for any claims or disputes arising out of or relating to Article 7 of this Agreement (which may be brought in any court of competent jurisdiction immediately), any claim or dispute arising out of or under this Agreement shall be resolved through binding arbitration before JAMS, Inc. (“JAMS”), unless the Parties agree otherwise. Except as provided in this Agreement, arbitration shall be the exclusive means for resolution of such claim or dispute. The Streamlined Arbitration Rules & Procedures of JAMS in effect at the time the arbitration is initiated shall apply. The arbitration shall be before a single arbitrator, who: (a) is a lawyer of not less than fifteen (15) years’ standing who is knowledgeable in the law concerning the subject matter at issue in the dispute, (b) is not, and have never been, an employee, consultant, officer, director or stockholder of either Party or of any Affiliate of either Party, and (c) does not have a conflict of interest under any applicable rules of ethics. The place of arbitration shall be Los Angeles County, California. Either Party may apply to the arbitrator for interim injunctive relief until the arbitration reward is rendered or the controversy is otherwise resolved. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall pay for its own attorneys’ fees, costs and expenses incurred in connection with the arbitration. The decision of the arbitrator shall be final and binding, and such decision may be confirmed in any court having competent jurisdiction.

Section 9.3 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to any occurrence beyond the reasonable control of such Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, act of terrorism, blockage or embargo, or injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government. In event of such force majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

Section 9.4 Assignment. This Agreement may not be assigned by either Party to any other Person, including as a result of a Change of Control or by operation of law, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any permitted assignee will expressly assume, in writing, all obligations imposed on the assigning Party by this Agreement, including Sections 3.1 and 3.2. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective permitted assigns. Any purported assignment in violation of this Section 9.4 shall be null and void.

Section 9.5 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.6 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail, sent by nationally- recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller:

Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Avenue, Suite 240

Henderson, NV 89052

Attn: Legal Department

Email: Legal@sppirx.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202

Attn: Asher M. Rubin

Email: asher.rubin@hoganlovells.com

If to the Purchaser:

Unicycive Therapeutics, Inc.

5150 El Camino Real #A-32

Los Altos, CA 94022

Attn: Shalabh Gupta

Email: shalabh.gupta@unicycive.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; (c) on the fifth (5th) Business Day following the date of mailing, if sent by registered or certified mail; or (d) if sent by electronic mail, when the recipient, by an email sent to the email address for the sender stated in this Section 9.6 or by a notice delivered by another method in accordance with this Section 9.6, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment for purposes of this Section 9.6.

Section 9.7 Construction of Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement. The language in this Agreement is to be construed in all cases according to its fair meaning.

Section 9.8 Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. A Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking. A statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended, restated, modified, supplemented, or re-enacted. The Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Exhibits and attachments.

Section 9.9 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. The Parties shall not have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

Section 9.10 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

Section 9.11 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

Section 9.12 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Signatures transmitted via .pdf shall be treated as original signatures.

Section 9.13 Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

Section 9.14 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, together with the other Transaction Documents, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Closing Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and the other Transaction Documents. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Joseph Turgeon
	Name:	Joseph Turgeon
	Title:	CEO & President
	Date:	September 21, 2018

Signature Page to Assignment and Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

UNICYCIVE THERAPEUTICS, INC.

By:	/s/ Shalabh Gupta, MD, MPA
	Name:	Shalabh Gupta, MD, MPA
	Title:	President & CEO
	Date:	September 20, 2018

Signature Page to Assignment and Asset Purchase Agreement

Exhibit A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is entered into as of September , 2018 (the “Execution Date”), by and between Unicycive Therapeutics, Inc., a Delaware corporation (the “Company”) and Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Spectrum”). Spectrum and the Company are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

WHEREAS, Spectrum and the Company have entered into that certain Assignment and Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), pursuant to which, among other things, Spectrum has agreed to assign to the Company and the Company has agreed to assume from Spectrum the Altair Agreement, as such term is defined in the Agreement, on the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, pursuant to the Agreement, Spectrum is transferring the Purchased Assets (as defined in the Agreement), on the terms and subject to the conditions set forth in the Agreement.

NOW THEREFORE, in consideration of the agreements and covenants contained in the Agreement, and the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. In accordance with and subject to the terms and conditions of the Agreement, Spectrum hereby transfers, conveys and assigns to the Company, and the Company hereby assumes and agrees to pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged on behalf of the Company) when due, and otherwise be responsible for, the Altair Agreement.

3. This Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, if applicable, permitted assigns. Other than to the extent set forth in the Agreement, each Party intends that this Assignment and Assumption Agreement shall not benefit or create any right or cause of action in any Person other than the Parties hereto.

4. Nothing contained herein shall itself change, amend, extend or alter the terms or conditions of the Agreement in any manner whatsoever. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

5. This Assignment and Assumption Agreement and the rights and obligations of the Parties shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles, and shall be subject to the provisions of Section 9.2 (Dispute Resolution) of the Agreement..

6. If any provision hereof shall be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

7. This Assignment and Assumption Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Assignment and Assumption Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized representatives as of the date first written above.

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized representatives as of the date first written above.

UNICYCIVE THERAPEUTICS, INC.

By:
Name:
Title:

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is entered into as of September , 2018, by and between Unicycive Therapeutics, Inc., a Delaware corporation (the “Company”) and Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Spectrum”). Spectrum and the Company are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

WHEREAS, Spectrum and the Company have entered into that certain Assignment and Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), pursuant to which, among other things, Spectrum is transferring the Purchased Assets (as defined in the Agreement) to the Company and the Company is assuming the Assumed Liabilities (as defined in the Agreement), on the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, Spectrum and the Company now seek to consummate the transfer, conveyance and assignment of the Purchased Assets to the Company.

NOW, THEREFORE, in consideration of the agreements and covenants contained in the Agreement, and the agreements and covenants contained herein, and for the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. Under the terms and subject to the conditions set forth in the Agreement, Spectrum hereby transfers, conveys and assigns to the Company all of Spectrum’s right, title and interest in and to all of the Purchased Assets, free and clear of all Encumbrances. For the avoidance of doubt, Spectrum does not hereby transfer, convey or assign to the Company any Excluded Asset.

3. This Bill of Sale shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, if applicable, permitted assigns. Other than to the extent set forth in the Agreement, each Party intends that this Bill of Sale shall not benefit or create any right or cause of action in any Person other than the Parties hereto.

4. Nothing contained herein shall itself change, amend, extend or alter the terms or conditions of the Agreement in any manner whatsoever. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

5. This Bill of Sale and the rights and obligations of the Parties shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles, and shall be subject to the provisions of Section 9.2 (Dispute Resolution) of the Agreement.

6. If any provision hereof shall be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

7. This Bill of Sale may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Bill of Sale from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be executed by their duly authorized representatives as of the date first written above.

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be executed by their duly authorized representatives as of the date first written above.

UNICYCIVE THERAPEUTICS, INC.

By:
Name:
Title:

Exhibit C

Form of Patent Assignment

QUITCLAIM PATENT ASSIGNMENT

This QUITCLAIM PATENT ASSIGNMENT (this “Assignment”) is dated as of September , 2018 (the “Effective Date”), by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation, with corporate headquarters at 11500 S. Eastern Ave., Henderson, NV 89052 (the “Assignor”) and Unicycive Therapeutics, Inc., a Delaware corporation, having a principal place of business at 5150 El Camino Real, Suite #A-32, Los Altos, CA 94022 (the “Assignee”). Assignee and Assignor may be referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, Assignor has certain rights to certain patents and patent applications set forth in the attached Schedule A (the “Patent Rights”); and

WHEREAS, Assignee and Assignor are parties to that certain Assignment and Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Assignee has agreed to acquire, on a quitclaim basis, and Assignor has agreed to sell, convey, assign, deliver and transfer to Assignee, all of Assignor’s rights, title and interest in, to and under the Patent Rights.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

2. Assignment of Rights. Effective as of the Effective Date, in consideration of the amounts provided for in the Purchase Agreement, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby purchases, acquires, and accepts from Assignor, all of Assignor’s right, title and interest in, to and under the Patent Rights, together with: (a) all issuances, divisionals, continuations, continuations-in-part, reissuances, reexaminations, renewals, extensions (or post-issuance examinations) of the Patent Rights, (b) all rights to claim priority in accordance with any law, treaty or international convention, (c) all rights to collect royalties and proceeds in connection with any of the foregoing, (d) the inventions disclosed in the Patent Rights and all applications for patents which may hereafter be filed for inventions embodied by said Patent Rights, and all patents which may be granted for said inventions, (e) all rights of action pertaining to the Patent Rights, including, without limitation, the right to sue for past, present or future infringement of said Patent Rights together with all claims for damages, injunctive relief, or any other remedies of any kind, for reason of past, present or future infringement of said Patent Rights, and the right to sue for and collect the same for Assignee’s own use and enjoyment, (f) the right to initiate other proceedings before all Governmental Authorities with respect to the Patent Rights, (g) the right to file foreign counterparts, and make applications for reissuances, reexaminations, divisionals, continuations, continuations-in-part, provisionals and extensions with respect to any of the Patent Rights (including rights resulting from any post-grant proceedings relating to any of the foregoing for all jurisdictions throughout the world), and (h) all rights under the Paris Convention for the Protection of Industrial Property, all to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

3. Recordation. From and after the date hereof, Assignee shall be responsible for and shall pay all costs relating to the registration, maintenance and prosecution of the Patent Rights, including payment of any associated fees therefor, for the notarization, authentication, legalization or consularization of Assignee’s signatures hereof, and for the recording of such assignment documents with the appropriate Governmental Authorities. Assignor hereby authorizes the applicable patent offices or other relevant Governmental Authority to register and record Assignee as the assignee and owner of the Patent Rights, including any issuances, reissuances, continuations, divisions, continuations-in part, revisions, renewals, extensions and reexaminations with respect thereto.

4. No Warranty. For the sake of clarity and as part of this Assignment, Assignor makes no representations or warranties, either express or implied, as the adequacy or sufficiency of the Patent Rights, their freedom from defects of any kind, including freedom from any claim of patent or trade secret infringement and may result from the use thereof. This Assignment provides no warranties, including warranties of title.

5. Further Assurances. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request but at the expense of Assignee, do all lawful and just acts, including without limitation the execution and acknowledgment of instruments that may be or become necessary to effect or formalize the transfer of the Patent Rights or as may be necessary to prosecute, obtain, maintain or enforce the Patent Rights.

6. Miscellaneous. This Assignment is executed and delivered pursuant to, and is given to further evidence (and give immediate effect to) the transfers and assignments contemplated by the Purchase Agreement upon the terms and conditions specified therein. In the event that any provision of this Assignment shall be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. This Assignment may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to constitute the same agreement. If any signature is delivered by facsimile transmission or by email in PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof. This Assignment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Assignment and the rights and obligations of the Parties shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles, and shall be subject to the provisions of Section 9.2 (Dispute Resolution) of the Purchase Agreement.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their respective duly authorized officers as of the date first above written.

ASSIGNOR:

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their respective duly authorized officers as of the date first above written.

ASSIGNEE:

UNICYCIVE THERAPEUTICS, INC.

By:
Name:
Title:

Exhibit D

Form of Trademark Assignment

QUITCLAIM TRADEMARK ASSIGNMENT

This QUITCLAIM TRADEMARK ASSIGNMENT (this “Assignment”) is dated as of September ___, 2018 (“Effective Date”), by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation, with corporate headquarters at 11500 S. Eastern Ave., Henderson, NV 89052 (the “Assignor”) and Unicycive Therapeutics, Inc., a Delaware corporation, having a principal place of business at 5150 El Camino Real, Suite #A-32, Los Altos, CA 94022 (the “Assignee”). Assignee and Assignor may be referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, Assignor has certain rights to certain trademark registrations set forth in the attached Schedule A (the “Trademarks”); and

WHEREAS, Assignee and Assignor are parties to that certain Assignment and Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Assignee has agreed to acquire, on a quitclaim basis, and Assignor has agreed to sell, convey, assign, deliver and transfer to Assignee, all of Assignor’s rights, title and interest in, to and under the Trademarks.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

2. Assignment of Rights. Effective upon the Effective Date, in consideration of the amounts provided for in the Purchase Agreement, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby purchases, acquires and accepts from Assignor, all of Assignor’s rights, title and interests in, to and under (a) the Trademarks, (b) the goodwill associated with the use of and symbolized by the Trademarks, (c) all applications and registrations for the Trademarks, and (d) any and all rights, benefits, privileges and proceeds under the Trademarks throughout the world, including, without limitation, (i) any and all claims by Assignor against any third party for past, present or future infringement, dilution, misappropriation, misuse or other violation of any of the Trademarks, (ii) the exclusive right to apply for and maintain all registrations, renewals and/or extensions thereof, and (iii) the exclusive right to grant licenses or other interests therein.

3. Recordation. Assignor hereby authorizes the applicable trademark offices or other relevant Governmental Authority to register and record Assignee as the assignee and owner of the Trademarks.

4. No Warranty. For the sake of clarity and as part of this Assignment, Assignor makes no representations or warranties, either express or implied, as the adequacy or sufficiency of the Patent Rights, their freedom from defects of any kind, including freedom from any claim of patent or trade secret infringement and may result from the use thereof. This Assignment provides no warranties, including warranties of title.

5. Further Assurances. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request but at the expense of Assignee, do all lawful and just acts, including without limitation the execution and acknowledgment of instruments that may be or become necessary to effect or formalize the transfer of the Patent Rights or as may be necessary to prosecute, obtain, maintain or enforce the Patent Rights.

6. Miscellaneous. This Assignment is executed and delivered pursuant to, and is given to further evidence (and give immediate effect to) the transfers and assignments contemplated by the Purchase Agreement upon the terms and conditions specified therein. In the event that any provision of this Assignment shall be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. This Assignment may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to constitute the same agreement. If any signature is delivered by facsimile transmission or by email in PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof. This Assignment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Assignment and the rights and obligations of the Parties shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles, and shall be subject to the provisions of Section 9.2 (Dispute Resolution) of the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their respective duly authorized officers as of the date first above written.

ASSIGNOR:

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their respective duly authorized officers as of the date first above written.

ASSIGNEE:

UNICYCIVE THERAPEUTICS, INC.

By:
Name:
Title: